Exhibit 4.2

ENVESTNET ASSET MANAGEMENT, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement dated as of March 22, 2004 (this “Agreement”), is entered into among Envestnet Asset Management, Inc., a Delaware corporation (the “Company”), the Persons listed on Schedule A hereto as Holders and any other Person who becomes a Holder after the date hereof in accordance with the terms hereof, and shall be effective upon and only upon the Closing of the Merger (as defined below) (the “Effective Date”).

RECITALS

Prior to the date hereof, the Company was formed as a wholly-owned subsidiary of The EnvestNet Group, Inc. (“EnvestNet”), pursuant to which formation EnvestNet contributed to the Company the capital stock of all of EnvestNet’s wholly-owned subsidiaries in return for 100% of the capital stock of the Company.

The Company is a party to that certain Agreement and Plan of Merger, dated as of March 22, 2004, among the Company, EnvestNet, EnvestnetPMC, Inc. (“EnvestnetPMC”), NetAssetManagement, Inc. (“NAM”) and the shareholders of NAM (“NAM Shareholders”) (the “Merger Agreement”), pursuant to which NAM will be merged with and into a wholly-owned subsidiary of EnvestnetPMC, with NAM as the surviving corporation, and the NAM Shareholders will receive 42.5% of the capital stock of the Company and EnvestNet will retain 57.5% of the capital stock of the Company (collectively, the “Merger”).

In connection with the Merger, EnvestNet and the NAM Shareholders, in their capacity as Holders of the Company, would like to provide for the registration rights of their respective shares of capital stock of the Company and certain other matters related to such capital stock of the Company as are set forth herein.

In consideration of the premises and covenants set forth in this Agreement, the Company and the Holders agree as follows:

AGREEMENT

Section 1. Definitions.

1.1. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of the date hereof, among the Company and certain stockholders of the Company parties thereto. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any entity controlling, controlled by or under common control with a designated Person. For the purposes of this definition, “control” shall have the meaning specified as of the Effective Date for that word in Rule 405 promulgated by the Commission under the Securities Act.

“Board” means the Board of Directors of the Company.

“Commission” means the Securities and Exchange Commission, and any successor thereto.

“Common Stock” means the Company’s Common Stock, $.001 par value per share.

“Demand Registration” means a registration of Registrable Common under the Securities Act and under other relevant securities laws pursuant to a request made under Section 2 hereof.

“Demanding Holder” means any Holder who has initiated a registration request in compliance with Section 2 hereof.

“EnvestNet Registrable Common” shall have the meaning given to term “Registrable Common” in the EnvestNet Registration Rights Agreement, as such term is defined on of the date hereof.

“EnvestNet Registration Rights Agreement” means that certain Third Amended and Restated Registration Rights Agreement, dated as of March 22, 2004, among EnvestNet and certain persons named therein, as such agreement may be further amended or amended and restated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means any Person who is listed as a Holder on Schedule A to this Agreement, and any Person who acquires shares of Stock after the date hereof in accordance with the provisions of Section 11 hereof.

“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.

“Pro Forma Demand Election Percentage” means for each Pro Forma Holder, the percentage determined from the fraction, the numerator of which is the number of shares of EnvestNet Registrable Common held by a Pro Forma Holder and the denominator of which is the number of shares of EnvestNet Registrable Common held by all Pro Forma Holders.

“Pro Forma Holder” has the meaning given to such term in Section 2.1 hereof.

“QIPO” means a firmly underwritten initial offering and distribution to the public of Common Stock pursuant to an effective registration statement under the Securities Act under which (a) the aggregate price to the public of the Common Stock actually sold to the public by the Company in such offering, before deducting the amount of brokers’ commissions and expense allowances paid by the Company in connection with the original sale of such Common Stock, is equal to at least U.S.$35,000,000, and (b) the price per share to the public of such Common Stock represents a pre-money valuation of the Company which is equal to or greater than $175 million.

“Registrable Common Stock” means (a) any shares of Common Stock held by a Holder and then outstanding; and (b) any shares of Common Stock then issuable upon conversion of then-outstanding convertible Securities held by a Holder; provided, however, that outstanding shares of Common Stock shall no longer be Registrable Common Stock when such Registrable Common Stock (x) shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, (y) are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, including a sale pursuant to the provisions of Rule 144(k), (z) have been otherwise Transferred and the certificate or other evidence of ownership for it is not required to bear the legend required pursuant to the Stockholders’ Agreement and it may be resold by the Person receiving such certificate without registration under the Securities Act. Notwithstanding the foregoing, any shares of Common Stock held by a Holder which is an Affiliate of the Company shall be Registrable Common Stock hereunder.

“Securities” means any debt or equity securities of the Company, whether now or hereafter authorized, and any instrument convertible into, or exercisable or exchangeable for, securities or a security.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Holder” means a Holder who sells or proposes to sell Registrable Common Stock pursuant to a registration statement under the Securities Act.

“Underwriter” means a securities dealer who purchases any Registrable Common Stock as principal in an underwritten offering or other transaction.

Section 2. Demand Registration.

2.1. From and after the earlier of one (1) year following the Effective Date or ninety (90) days (or such later date as may be required by Section 9 hereof) after the effective date of any registration statement filed pursuant to the Securities Act for an underwritten initial public offering of shares of Common Stock initiated by the Company, or at any time after the filing of any registration statement by EnvestNet pursuant to the Securities Act in connection with the registration of shares of capital stock of EnvestNet, Holders (including persons deemed to be Holders pursuant to the last sentence of this Section 2.1) owning, individually or in the aggregate, at least 50% of the Registrable Common Stock (35% for any offering other than an initial public offering) issued and issuable to the Holders may from time to time make written requests for a Demand Registration, pursuant to a registration statement on a Form S-1 or Form S-2

(or any applicable substitute, replacement or successor form that may be adopted by the Commission) (collectively, a “Long Form”); provided, that the estimated gross proceeds from the offering of the Registrable Common Stock pursuant to such Demand Registration would exceed $15,000,000; provided, however, that, without the consent of EnvestNet, in no event will the Company be required to register Securities under this Section 2 in connection with the initial public offering of its Common Stock if the consummation of such an initial public offering would be prohibited by Section 4.2 of the Stockholders’ Agreement. For purposes of this Section 2, the stockholders of EnvestNet who own EnvestNet Registrable Common each shall be deemed to be a Holder (a “Pro Forma Holder”) of a number of shares of Registrable Common held by EnvestNet equal to the total number of shares of Registrable Common then held by EnvestNet multiplied by the Pro Forma Demand Election Percentage.

2.2 If at any time the Company is a registrant entitled to use a registration statement on Form S-3 (or any applicable substitute, replacement or successor form that may be adopted by the Commission (collectively, a “Short Form”) to register Registrable Common Stock, Holders owning, individually or in the aggregate, at least 20% of the Registrable Common Stock issued and issuable to the Holders may make written requests for a Demand Registration, pursuant to a Short Form; provided, that the estimated gross proceeds from the offering of the Registrable Common Stock pursuant to such Demand Registration would exceed $5,000,000.

2.3 Each request for a Demand Registration shall specify the number of shares of Registrable Common Stock proposed to be sold and will also specify the intended method of disposition thereof. In any request for a Demand Registration, the Holders may request that the Company effect a shelf registration, on any available Short Form, to permit sales of shares of Registrable Common Stock on a continuous basis, that is to remain continuously effective for a period of up to two (2) years.

2.4. Within five (5) days of its receipt of a registration notice under this Section 2, the Company shall deliver a copy of the registration notice to each Holder who is not a party to the registration notice and each other Holder of Registrable Common Stock (the “Other Holders”), each of whom may then specify, by written notice to the Company as soon as practicable, and in any event within twenty (20) days of the receipt of such registration notice, a number of shares of Registrable Common Stock held by or issuable to it which it wishes to include in any registration pursuant to the registration notice under this Section 2; provided, however, that each Other Holder shall be subject to the market cutback limitations of Section 8 hereof. Each such request shall specify the number of shares of Registrable Common Stock proposed to be sold and the intended method of disposition thereof.

2.5 Except as provided in the next paragraph, a registration will not be deemed to have been effected as a Demand Registration unless (a) it has been declared effective by the Commission and (b) the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, that if, after it has become effective, the offering of Registrable Common Stock pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Common Stock pursuant to the registration (for any reason other than the acts or omissions of the Holders), such registration will be deemed not to have been effected.

The Demanding Holders or any Other Holders may withdraw all or any part of the Registrable Common Stock from a Demand Registration at any time before the effective date of such Demand Registration, and if all such Registrable Common Stock is so withdrawn, the Demanding Holders may withdraw the demand related thereto. If at any time a registration statement is filed pursuant to a Demand Registration, and subsequently a sufficient number of shares of Registrable Common Stock are withdrawn from the Demand Registration so that such registration statement does not cover at least the required amounts specified by Sections 2.1 and 2.2 hereof, and an additional number of shares of Registrable Common Stock is not so included, the Company may (or shall, if requested by the Demanding Holders) withdraw the registration statement. Any Demand Registration that is withdrawn pursuant to the preceding two sentences after the initial filing with the SEC shall count as a Demand Registration hereunder, unless the Holders elect to bear the expenses of such Demand registration as contemplated in the next sentence. If the Demanding Holders elect to bear the expenses associated with any such withdrawn registration statement which would otherwise have counted as a Demand Registration hereunder, such registration statement will not count as a Demand Registration and the Company shall continue to be obligated to effect a registration pursuant to this Section 2 as though the initial request for such Demand Registration had never been made. If a majority of the Demanding Holders (based on the number of Registrable Securities originally requested to be included) elect to bear such expenses, such expenses shall be borne by the Demanding Holder(s) whose withdrawal of Registrable Common Stock resulted in such registration statement not covering the specified required amounts.

Section 3. Piggy-Back Registration. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any securityholders of any class of its equity Securities (other than (i) a registration statement on Form S-4 or S-8 (or any applicable substitute, replacement or successor form that may be adopted by the Commission), (ii) a registration statement filed in connection with an exchange offer or offering of Securities solely to the Company’s existing securityholders or (iii) a registration statement relating to a Demand Registration), then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than twenty (20) days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Common Stock as each such Holder may request (which request shall specify the number of shares of Registrable Common Stock intended to be disposed of by such Holder and the intended method of distribution thereof) (a “Piggy-Back Registration”).

The Company shall use all reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Common Stock requested by the Holders thereof to be included in a Piggy-Back Registration (the “Piggy-Back Holders”) on the same terms and conditions as any similar Securities of the Company or any other securityholder included therein and to permit the sale or other disposition of such

Registrable Common Stock in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Common Stock in any registration statement pursuant to this Section 3 by giving written notice to the Company of its request to withdraw. Subject to the provisions of Section 2 hereof, the Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective; provided, that the Company shall reimburse the Piggy-Back Holders for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal.

No registration effected under this Section 3, and no failure to effect a registration under this Section 3, shall relieve the Company of its obligations pursuant to Section 2 hereof, and no failure to effect a registration under this Section 3 and to complete the sale of shares of Registrable Common Stock in connection therewith shall relieve the Company of any other obligation under this Agreement (including, without limitation, the Company’s obligations under Sections 6 and 7 hereof).

Section 4. Limitations on Registration Rights. Notwithstanding any contrary provision of this Agreement:

(a) the Company shall not be required to effect more than two (2) registrations pursuant to Section 2.1 hereof, and three (3) registrations in any twelve (12) month period pursuant to Section 2.2 hereof; provided, however, that if (i) a registration requested pursuant to Section 2 hereof is not deemed to be have been effected as a Demand Registration, (ii) the registration requested pursuant to Section 2 hereof does not remain effective until the first to occur of (A) one hundred twenty (120) days after the effective date thereof or (B) until the consummation of the distribution by the Holders of the Registrable Common Stock included in such registration statement or (iii) the Holders requesting registration of Registrable Common Stock under Section 2 hereof do not register and sell at least 80% of the Registrable Common Stock they have requested be registered in such registration due to the Company’s failure to keep the registration statement effective and to ensure that the prospectus included therein continues to satisfy the requirements of Section 10 of the Securities Act as required by this Agreement, then such registration statement shall not count as a Demand Registration permitted pursuant to Section 2 hereof by the Demanding Holder(s) in question and the Company shall continue to be obligated to effect a registration pursuant to Section 2 hereof as though the initial request for such Demand Registration had never been made; and

(b) the Company will not be required to file any registration under Section 2 hereof:

(i) within one hundred eighty (180) days after the effective date of any registration statement filed pursuant to the Securities Act for an underwritten initial public offering of shares of Common Stock initiated by the Company and ninety (90) days after any subsequent registrations or, in each case such later dates as may be required by Section 9 hereof;

(ii) if the Company has not yet filed a registration statement pursuant to the Securities Act for an underwritten initial public offering of shares of Common Stock (other than any such registration statement that may have been filed and withdrawn prior to being declared effective) and if the Company, within thirty (30) days after receipt of a demand registration under Section 2, delivers written notice to the requesting Holders within thirty (30) days after such request of its intent to file a registration statement for such an initial public offering within ninety (90) days after the date of such notice, in which event the Company will not be required to file the requested registration until one hundred eighty (180) days after the effective date of the Company’s registration statement for its initial public offering; and

(iii) if, in the good faith judgment of the Board, such filing pursuant to Section 2 would be require the disclosure of material non-public information concerning the Company, which disclosure would be reasonably expected to materially adversely affect the Company and furnishes to the Selling Holders a certificate signed by an executive officer of the Company to such effect. The Company shall then have the right to defer such filing for the period during which such filing would be reasonably expected to materially adversely affect the Company; provided, that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request of the Holders; provided, further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

Section 5. Registration Procedures.

5.1. Whenever the Company is required by the provisions of this Agreement to effect or cause the registration of Registrable Common Stock, the Company will use all reasonable efforts to effect the registration of any Registrable Common Stock under the Securities Act and the sale of such Registrable Common Stock in accordance with the intended method of distribution thereof as expeditiously as possible, and in connection with any such request, the Company will:

(a) in the case of a registration required under Section 2 hereof, and subject to Section 12 hereof, engage the underwriters designated by the Holders giving notice under Section 2 hereof;

(b) before filing each registration statement or prospectus or any amendment or supplement thereto with the Commission, furnish to each Selling Holder, counsel for such Selling Holders, and each Underwriter, if any, of the Registrable Common Stock covered by such registration statement, copies of all such documents proposed to be filed, together with exhibits thereto, which shall be subject to review and comment by the foregoing;

(c) as expeditiously as possible, prepare and file with the Commission a registration statement with respect to such Registrable Common Stock and which form shall be available for the sale of the Registrable Common Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use all reasonable efforts to cause such registration statement to become effective within thirty (30) days after the filing and to remain effective for the period provided in Section 5.2 hereof;

(d) Subject to Section 5.1(k) hereof, as expeditiously as possible, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective for the period provided in Section 5.2 hereof and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Common Stock covered by such registration statement during such period in accordance with the intended methods of disposition by each Selling Holder thereof set forth in such registration statement;

(e) after the filing of the registration statement, promptly notify each Selling Holder of Registrable Common Stock covered by such registration statement, and (if requested by any such Selling Holder) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a registration statement, prospectus or documents incorporated therein by reference so that, in the case of a registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be necessary;

(f) furnish to each Selling Holder, counsel for such Selling Holders and each Underwriter, if any, for their review and comment such number of copies of such registration statement, each amendment and supplement thereto (in each case, if requested, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents or information as such Selling Holder, counsel or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Common Stock subject to such registration statement in accordance with such registration statement;

(g) use all reasonable efforts to register or qualify any Registrable Common Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States of America as any Selling Holder or the Underwriters reasonably request, in light of such Selling Holders or Underwriter’s intended plan of distribution, and to cause such Registrable Common Stock to be registered with or approved by such other governmental agencies or authorities in the United States of America as may be necessary by virtue of the business and operations of the Company and to take any other acts that may be reasonably necessary or advisable to enable the consummation of the disposition of the Registrable Common Stock owned by such Selling Holder; provided, however, that the Company may not be required under this Agreement to (i) qualify generally to do business as a foreign corporation in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph (g), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(h) provide a transfer agent and registrar for all Registrable Common Stock sold under the registration not later than the effective date of the registration statement;

(i) use its all reasonable efforts to cause all Registrable Common Stock sold under the registration to be listed on a national securities exchange (if such shares are not already so listed) or to be qualified and eligible for trading in any automated quotation system, if any, on which similar Securities issued by the Company are then listed or traded or, if no such listing or qualification of such Registrable Common Stock has then occurred to cause such Securities to be so listed or qualified on an exchange or in a trading system that is reasonably acceptable to the Holders of Registrable Common Stock;

(j) use all reasonable efforts required to prevent the entry, or obtain the withdrawal of any order suspending the effectiveness of a registration statement or the lifting of any suspension of the qualification (or exemption from qualification) of any Registrable Common Stock for sale in any jurisdiction, at the earliest moment;

(k) upon the occurrence of any event contemplated by Section 5.1(e)(v) or 5.1(e)(vi) hereof, the Company will (i) prepare a supplement or post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Common Stock being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) promptly make available to each Selling Holder any such supplement or amendment; provided, however, that, if in the good faith judgment of the Board, the Company has a valid business purpose to defer disclosure of information necessary to be disclosed to satisfy the requirements of this paragraph (k), the Company may defer the preparation and filing of a supplement or post-effective amendment to such registration statement or supplement to the prospectus or any document incorporated therein by reference for up to 60 days in any 360-day period as the Board of Directors deems reasonable and appropriate in the best interest of the Company and its stockholders;

(l) furnish to each Selling Holder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Holders or the managing Underwriter therefor reasonably requests;

(m) enter into such customary agreements (including, if applicable, underwriting agreements in customary form) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Common Stock (the Selling Holders may, at their option, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such Underwriters also be made to and for the benefit of such Selling Holders);

(n) make available for inspection by each Selling Holder of Registrable Common Stock (and deliver to their counsel) and any Underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company, including, but not limited to, copies of all correspondence between the Commission and the Company, its counsel or auditors (collectively, the “Records”), as will be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided, that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose only that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Selling Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the Securities of the Company or its Affiliates unless and until such information is made generally available to the public. Each Selling Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(o) use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act;

(p) prior to the effective date of the first Demand Registration or the first Piggy-Back Registration, whichever occurs first, provide (i) the transfer agent with printed certificates for the Registrable Common Stock in a form eligible for deposit with The Depository Trust Company, and (ii) provide a CUSIP number for the Registrable Common Stock; and

(q) in connection with an underwritten offering, participate to the extent reasonably requested by the managing Underwriter for the offering or the Selling Holders, in customary efforts to sell the Securities under the offering, including, without limitation, participating in “road shows.”

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.1(e)(iii), (iv), (v) and (vi) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Common Stock pursuant to the registration statement covering such Registrable Common Stock until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.1(k) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies, then in such Selling Holder’s possession of the most recent prospectus covering such Registrable Common Stock at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.1(c) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Sections 5.1(e)(iii), (iv), (v) and (vi) hereof to the date when the Company shall make available to the Selling Holders a prospectus supplemented or amended to conform with the requirements of Section 5.1(k) hereof.

In connection with any registration of Registrable Common Stock pursuant to Section 3 hereof, the Company will take the actions contemplated paragraphs (b), (e), (f), (g), (i), (l), (n), (o) and (p) of this Section 5.1.

5.2. Notwithstanding any contrary provision of this Section 5, the Company shall not be required to maintain the effectiveness of any registration statement for a period in excess of one hundred twenty (120) days (plus the number of days, if any, that Selling Holders were required to refrain from selling Securities pursuant to Section 5.1(e) hereof) or until the Selling Holders have sold or otherwise disposed of their Registrable Common Stock registered under such registration statement, whichever is earlier (but not prior to the ninety (90)-day period referred to in Section 4(3) of the Securities Act or such shorter period under Rule 174 thereunder, if applicable).

5.3. The Company may require each Selling Holder to (a) furnish to the Company such information regarding such Selling Holder, the Registrable Common Stock of such Selling Holder to be registered and the intended method of disposition of such Registrable Common Stock as the Company may reasonably request from time to time, and (b) execute such indemnities, underwriting agreements, lockups (as required by Section 9 hereof) and other documents as the Company or the managing Underwriter shall reasonably request from time to time in order to satisfy the requirements applicable to such registration.

5.4. EnvestNet agrees to use its best efforts to provide all disclosures and information required of it, as the result of the occurrence or pending occurrence of an Approved EnvestNet Merger (as such term is defined in the Stockholders’ Agreement), as may be necessary to file any registration statement, prospectus or preliminary prospectus relating to the Registrable Common Stock, or any amendment or supplement thereto or to otherwise ensure the Company’s compliance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder by the Commission (such disclosures and information being referred to as the “EnvestNet Merger Information”).

Section 6. Expenses. The Company shall pay all expenses incurred in effecting all registrations of Registrable Common Stock provided for in this Agreement, including, without limitation, all registration and filing fees, printing expenses, the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties and all fees and expenses incident to the performance of or compliance with this Agreement by the Company), fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all of the Selling Holders selected by the Holders, underwriting expenses (other than discounts and commissions), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 5.1(g) hereof.

Section 7. Indemnification.

7.1. The Company agrees to indemnify and hold harmless each Selling Holder, its partners, officers, directors, employees and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the “Controlling Persons”), from and against any loss, claim, damage, liability, reasonable attorneys’ fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the “Damages”), joint or several, and any action in respect thereof to which such Selling Holder, its partners, officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arising out of or based upon:

(a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement or prospectus under which such Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any summary prospectus contained therein, or any Securities being registered, or any amendment or supplement thereto;

(b) the omission or any alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading;

except insofar as any such loss, claim, damage or liability is:

(x) caused by or contained in any information furnished in writing to the Company by such Selling Holder expressly for use in connection with such registration, or

(y) caused by such Selling Holder’s failure to deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by such Selling Holder to the Person asserting the claim from which such Damages arise, to the extent such Holder was required to send and deliver such final prospectus, and the final prospectus would have corrected such untrue statement or such omission, or

(z) caused by the use of a prospectus or any amendment or supplement thereto after receipt of written notice from the Company in accordance with the requirements of this Agreement that it should no longer be used; or

(c) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal securities law, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, any other federal securities law or any state securities law.

In connection with an underwritten offering, the Company will indemnify such Underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided above with respect to the Selling Holders of Registrable Common Stock. The Company shall reimburse each Person indemnified pursuant to this Section 7.1 in connection with investigating or defending any Damages or proceedings. The reimbursements required by this Section 7.1 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. The indemnities provided pursuant to this Section 7.1 shall remain in force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive transfer of Registrable Common Stock by a Selling Holder.

7.2. In the event of any registration of any Registrable Common Stock under the Securities Act pursuant to this Agreement, each Holder agrees to furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any registration statement or prospectus in connection with the registration or any amendment or supplement thereto.

7.3. To the extent permitted by law, and subject to the limitation set forth in the last sentence of this Section 7.3, each Selling Holder, and, with respect to the EnvestNet Merger Information, EnvestNet agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the “Company Controlling Persons”), from and against any Damages, joint or several, and any action in respect thereof to which the Company, its partners, officers, directors, employees and agents, and any Company Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arising out of or based upon:

(a) any information furnished in writing by such Selling Holder or on such Selling Holder’s behalf, or, in the case of EnvestNet, any EnvestNet Merger Information, expressly for use in any registration statement or prospectus relating to the Registrable Common Stock, or any amendment or supplement thereto, or any preliminary prospectus; or

(b) an omission of any information by such Selling Holder, or, in the case of EnvestNet Merger Information, by EnvestNet from any registration statement or prospectus relating to the Registrable Common Stock, or any amendment or supplement thereto, or any preliminary prospectus, necessary to make the statements contained therein not misleading.

In connection with an underwritten offering, each Selling Holder or EnvestNet, as applicable, will indemnify such Underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided above with respect to the Company and other Selling Holders. Each Selling Holder shall reimburse each Person indemnified pursuant to this Section 7.3 in connection with investigating or defending any Damages or proceedings. The reimbursements required by this Section 7.3 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. The indemnities provided pursuant to this Section 7.3 shall remain in force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive transfer of Registrable Common Stock by an indemnifying Selling Holder, and transfer of other Securities by any other indemnified Selling Holder. Notwithstanding any contrary provision of this Agreement, however, the liability under this Section 7 of each Holder which is a Selling Holder of Registrable Common Stock shall be limited in the aggregate, with respect to the claims of all indemnified Persons taken as a whole, not to exceed the amount of proceeds to the indemnifying Selling Holder from the sale of the Registrable Common Stock sold by the indemnifying Selling Holder.

7.4. Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to Sections 7.1 or 7.3 hereof (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability except to the extent of any material prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party acknowledges, in a writing in form and substance reasonably satisfactory to such Indemnified Party, such Indemnifying Party’s liability for all Damages of such Indemnified Party, to the extent specified in and in accordance with this Section 7. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party, unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of the Indemnifying Party and such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

7.5 If the indemnification provided for in this Section 7 is unavailable to the Indemnified Parties (except, in the case where Selling Holders are the Indemnified Parties, for reasons set forth in Section 7.1(b) hereof) in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (a) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Common Stock, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations, and (b) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 7.5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.5, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Common Stock underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Common Stock of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Selling Holder’s obligations to contribute pursuant to this Section 7.5 is several in proportion to the respective number of shares of Registrable Common Stock held by each of the Selling Holders and not joint.

The indemnity, contribution and expense reimbursement obligations contained in this Section 7 are in addition to any liability any Indemnifying Party may otherwise have to an Indemnified Party or otherwise.

Section 8. Marketing Restrictions.

(a) Demand Registration. The Company may include in a Demand Registration shares of Common Stock for the account of the Company or for the account of other holders thereof exercising contractual piggy-back or demand rights, on the same terms and conditions as the Registrable Common Stock to be included therein for the account of the Demanding Holders and any Other Holders; provided, however, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in Section 2 hereof have informed the Company in writing that it is their opinion that the total number of shares which the Demanding Holders and Other Holders, the Company and any such other holders intend to include in such offering is such as to adversely affect the success of such offering, then (x) the number of shares of Registrable Common Stock to be offered for the account of such other holders shall be reduced (to zero, if necessary), in the case of this clause (x) pro rata in proportion to the respective number of shares of Registrable Common Stock requested to be registered and (y) thereafter, if necessary, the number of shares of Registrable Common Stock to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary), to the extent necessary to reduce the total number of shares of Registrable Common Stock requested to be included in such offering to the number of shares of Registrable Common Stock, if any, recommended by such managing Underwriters (and if the number of shares of Registrable Common Stock to be offered for the account of each such Person has been reduced to zero, and the number of shares of Registrable Common Stock requested to be registered by the Demanding Holders and Other Holders exceeds the number of shares of Registrable Common Stock recommended by such managing Underwriters, then the number of shares of Registrable Common Stock to be offered for the account of the Demanding Holders and Other Holders shall be reduced pro rata in proportion to the respective number of shares of Registrable Common Stock requested to be registered by the Demanding Holders and Other Holders) and (ii) if the offering is not underwritten, no other party, including the Company, shall be permitted to offer securities under any such Demand Registration unless a majority of the shares of Registrable Common Stock held by the Demanding Holder and Other Holders consent to the inclusion of such shares therein.

(b) Piggy-Back Registration. Notwithstanding anything to the contrary contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Section 3 hereof have informed, in writing, the Piggy-Back Holders that it is their opinion that the total number of shares of Registrable Common Stock that the Company and Holders of Registrable Common Stock and any other Persons desiring to participate in such registration intend to include in such offering is such as to adversely affect the success of such offering, then the number of shares of Registrable Common Stock to be offered for the account of the Piggy-Back Holders and all such other Persons (other than the Company) participating in such registration shall be reduced (to zero, if necessary) or limited pro rata in proportion to the respective number of shares of Registrable Common Stock requested to be registered, to the extent necessary to reduce the total number of shares of Registrable Common Stock requested to be included in such offering to the number of shares of Registrable Common Stock, if any, recommended by such managing Underwriters; provided, however, that if such offering is effected for the account of any other securityholder of the Company pursuant to the Demand Registration rights of such securityholder, then the number of shares of Registrable Common Stock to be offered for the account of the Company, the Piggy-Back Holders and any other holders that have requested to include shares of Registrable Common Stock in such registration (but not such securityholders who have exercised their Demand Registration rights) shall be reduced (to zero, if necessary), in the case of this clause pro rata in proportion to the respective number of shares of Registrable Common Stock requested to be registered, to the extent necessary to reduce the total number of shares of Registrable Common Stock requested to be included in such offering to the number of shares of Registrable Common Stock, if any, recommended by such managing Underwriters.

Section 9. Lockup Agreement.

9.1 Restrictions on Public Sale by Holders of Registrable Common Stock. Each Holder agrees that, in connection with any registration statement filed by the Company (except as part of such registration), in the case of an underwritten initial public offering that constitutes a QIPO, if, and to the extent, requested by the managing Underwriter or

Underwriters, it will not offer for sale, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Securities (other than the Securities included in the registration and other than Securities transferred to Permitted Transferees) without the prior written consent of the Underwriters, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration statement as the Underwriters may specify; provided, that the Company’s executive officers and directors and holders of 1% or more of the Common Stock (on a fully-diluted, as-converted basis) and all other Persons with registration rights (whether or not pursuant to this Agreement) are similarly bound; and provided, further, that in the event that the obligations of any such executive officers, directors or holders of 1% or more of the Common Stock under this Section 9 are waived, then the obligations of any other such executive officer, director or holder of 1% or more of the Common Stock shall automatically be deemed waived simultaneously therewith.

9.2 Restrictions on Sales by the Company and Others. The Company agrees and shall use all reasonable efforts to cause its Affiliates to agree (a) not to effect any public sale or distribution of any Securities similar to those being registered in accordance with Sections 2 or 3 hereof, or any Securities convertible into or exchangeable or exercisable for such Securities, during the one hundred eighty (180)-day period beginning on, the effective date of any registration statement (except as part of such registration statement), in the case of an underwritten offering, if, and to the extent, reasonably requested by the managing Underwriter or Underwriters. (b) to use their respective best efforts to ensure that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed Common Stock (or Securities convertible into Common Stock) (other than to officers or employees) shall contain a provision under which any holder of such Common Stock (or Securities convertible into Common Stock) who will own or have the right to acquire more than 1% of the Company’s Common Stock agree not to effect any sale or distribution of any such Common Stock (or Securities convertible into Common Stock) during the periods described in clause (a) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this Section 9.2 shall not prevent (x) the conversion or exchange of any Securities pursuant to their terms into or for other Securities or (y) the issuance of any Securities to employees of the Company or pursuant to any employee plan.

Section 10. Compliance with Rule 144 or Rule 144A Under the Securities Act. The Company covenants that it will exercise all reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission, and exercise all reasonable efforts to make available to the public and such Holders such information as will enable the Holders to make sales pursuant to Rule 144 or Rule 144A under the Securities Act, as such rules may be amended from time to time. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 11. Assignability of Registration Rights; Additional Parties. The rights set forth in this Agreement shall accrue to (i) each Holder of Registrable Common Stock and (ii) each party to the EnvestNet Registration Rights Agreement upon any Approved EnvestNet Merger or other merger between EnvestNet and the Company in which the stockholders of EnvestNet receive Common Stock or securities convertible into Common Stock and in which the Envestnet Registration Rights Agreement is terminated, in the case of each of clause (i) and (ii) if such subsequent Holder or party shall have executed a written consent agreeing to be bound by the terms and conditions of this Agreement as a party to this Agreement.

Section 12. Designation of Underwriter. If the Demanding Holders so elect, the offering of Registrable Common Stock pursuant to a Demand Registration shall be in the form of an underwritten offering. The Demanding Holders shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering. Such selections by the Demanding Holders shall be subject to the approval of the Company, which approval shall not be unreasonably withheld.

Section 13. Miscellaneous.

13.1 Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights; provided, that (i) no Selling Holder shall be required to make any representations or warranties except those which relate solely to such Holder and its intended method of distribution, and (ii) the liability of each such Holder to any Underwriter under such underwriting agreement will be limited to liability arising from misstatements or omissions regarding such Holder and its intended method of distribution and any such liability shall not exceed an amount equal to the amount of net proceeds such Holder derives from such registration; provided, however, that in an offering by the Company in which any Holder requests to be included in a Piggy-Back Registration, the Company shall use all reasonable efforts to arrange the terms of the offering such that the provisions set forth in clauses (i) and (ii) of this Section 13.1 are true; provided, further, that if the Company fails in its efforts to so arrange the terms, the Holder may withdraw all or any part of its Registrable Common Stock from the Piggy-Back Registration and the Company shall reimburse such Holder for all reasonable out-of-pocket expenses (including counsel fees and expenses) incurred prior to such withdrawal.

13.2 Amendments and Modifications to this Agreement. Any provision of this Agreement may be waived; provided, that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by the Company and the holders of at least 66 2/3% of the Registrable Common Stock issued and outstanding. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

13.3 Additional Registration Rights. From and after the Effective Date, the Company shall not, without prior written consent of the Holders holding at least 75% of the Registrable Common Stock issued or issuable to all Holders, enter into any agreement with any holder or prospective holder of any Securities of the Company granting such holder or prospective holder any registration rights the terms of which are more favorable than the registration rights granted to the Holders hereunder.

13.4 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not serve to invalidate any other provision of this Agreement, unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

13.5 Successors and Assigns. All representations, warranties, covenants and agreements of the parties contained in this Agreement or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of each of the Holders. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Holders or other holders of Securities are also for the benefit of, and enforceable by, any subsequent Holders or other holders of Securities, except any subsequent holder who acquires any such Security after such Security has been sold to the public pursuant to an effective registration statement under the Securities Act or in a sale under Rule 144 under the Securities Act.

13.6 Notices. All communications in connection with this Agreement shall be in writing and shall be deemed properly given if hand delivered or sent by telecopier (provided, that such communication is confirmed by same-day deposit in the United States mail) or overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested, and, if to a Holder, addressed to such Holder’s address as shown on the books of the Company or its transfer agent, and if to the Company, at its offices at:

Envestnet Asset Management, Inc.

35 East Wacker Drive, Suite 1600

Chicago, Illinois 60601

Attention: Chief Financial Officer

with a copy to:

Gardner, Carton & Douglas

191 N. Wacker Drive, Suite 3700

Chicago, Illinois 60606-1698

Attention: Charles R. Manzoni, Jr.

or such other addresses or Persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section. Any notice called for hereunder shall be deemed given when received.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of law.

13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same Agreement. A written consent executed pursuant to Section 11.1 hereof shall be deemed to be part of, and constitute a counterpart of, this Agreement.

13.9 Headings. The headings used herein are solely for the convenience of the parties and shall not constitute a part of this Agreement or control or affect the meaning or construction of any provisions hereof.

13.10 Entire Agreement. This Agreement and the other documents and agreements executed by the parties hereto on this date or referred to herein together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter referred to herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

13.11 JURY WAIVER. THE PARTIES HERETO AGREE TO WAIVE ALL RIGHTS THEY MAY OTHERWISE HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, WHETHER GROUNDED IN TORT, CONTRACT OR OTHERWISE.

13.12 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

13.13 Construction and Representation. The parties understand and acknowledge that they have each been represented by (or have had the opportunity to be represented by) counsel in connection with the preparation, execution and delivery of this Agreement.

13.14 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

13.15 Termination. Unless sooner terminated in accordance with its terms or as otherwise herein provided, this Agreement shall terminate upon the earlier to occur of (a) the mutual agreement by the parties hereto, and (b) with respect to any Holder, such time as such Holder ceases to hold any Registrable Common Stock.

13.16 No Inconsistent Agreements. The Company will not on or after the Effective Date enter into any agreement with respect to its Securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Company has not previously entered into any agreement granting any registration rights with respect to its Securities to any Person. The Company will not enter into any agreement providing for registration rights with respect to its Securities otherwise than pursuant to this Agreement. The Company may issue Common Stock or securities convertible into Common Stock after the date hereof to any Person and grant such Person rights hereunder as a Holder by obtaining an executed counterpart signature page to this Agreement from such Person who will thereby agree to become subject to the restrictions applicable to Holders hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed on the day first above written.

THE COMPANY:		ENVESTNET ASSET MANAGEMENT, INC., a Delaware corporation

	By:	/s/ Judson Bergman
Judson Bergman, Chief Executive Officer

HOLDERS:

THE ENVESTNET GROUP, INC., a Delaware corporation

	By:	/s/ Judson Bergman
Judson Bergman, Chief Executive Officer

/s/ Siva Suresh
Siva Suresh

/s/ Karen McCue
Karen McCue

/s/ Mohan Ananda
Mohan Ananda

/s/ Suresh Kolachalam
Suresh Kolachalam

/s/ S. Ramesh
S. Ramesh

/s/ Dr. C. Siva
Dr. C. Siva

GRP II, L.P.

By:	GRPVC, L.P., its General Partner

By: GRP Management Services Corp., a Delaware corporation, its General Partner

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	Partner

GRP II Partners, L.P., a Delaware limited partnership

By:	GRPVC, L.P., its General Partner

By: GRP Management Services Corp., a Delaware Corporation, its General Partner

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	Partner

GRP II Investors, L.P., a Delaware limited partnership

By:	Merchant Capital, Inc., its General Partner

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	Partner

SCHEDULE A

LIST OF HOLDERS

The EnvestNet Group, Inc., a Delaware corporation

Siva Suresh

Karen McCue

Mohan Ananda

Suresh Kolachalam

S. Ramesh

Dr. C. Siva

GRP II, L.P., a Delaware limited partnership

GRP II Partners, L.P., a Delaware limited partnership

GRP II Investors, L.P., a Delaware limited partnership